KEYON COMMUNICATIONS AND RELATED ENTITIES

INTRODUCTION TO PRO FORMA CONDENSED
COMBINED BALANCE SHEET
(Unaudited)

The following unaudited pro forma condensed combined balance sheet give effect to the merger transaction between KeyOn Communications, Inc. (‘‘KeyOn’’) and Grant Enterprises, Inc. (“Grant”) in connection with the Merger transaction.

The following unaudited pro forma condensed combined balance sheet combines the balance sheet of KeyOn with Grant as of March 31, 2007.

The unaudited pro forma condensed combined balance sheet data should be read in conjunction with the separate historical financial statements of KeyOn, appearing elsewhere herein, and the historical financial statements of Grant, as filed and included in form 10QSB for the quarter ended June 30, 2007. The fiscal year of KeyOn and Grant is December 31, and December 31, respectively. The unaudited pro forma condensed combined balance sheet is not necessarily indicative of the combined financial position had the acquisition occurred on December 31, 2006.

KEYON COMMUNICATIONS INC. AND RELATED ENTITIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2007 (UNAUDITED)

Assets	3/31/2007	Adjustments		3/31/2007 pro forma

CURRENT ASSETS:
Cash	$891,896	9,668	b,c,d,e,f	$901,564
Accounts receivable, less allowance for doubtful accounts	91,493			91,493
Prepaid expenses and other current assets	119,191			119,191
Total current assets	1,102,580			1,112,248

PROPERTY AND EQUIPMENT - Net	4,522,210			4,522,210

OTHER ASSETS
Goodwill	1,630,609			1,630,609
Subscriber base -net	996,061			996,061
Trademarks	16,667			16,667
Refundable deposits	68,187			68,187
Debt issuance costs - net	40,198			40,198
Total other assets	2,751,722			2,751,722

TOTAL ASSETS	$8,376,512			$8,386,180

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Cash overdraft	$127,626			$127,626
Revolving line of credit	99,451			99,451
Loan payable to shareholder	-			-
Term loan payable	3,000,000			3,000,000
Current portion of notes payable	17,176			17,176
Current portion of notes payable to shareholders	20,000			20,000
Current portion of capital lease obligations	555,638			555,638
Accounts payable and accrued expenses	860,639			860,639
Deferred revenue	502,943			502,943
Total current liabilities	5,183,473			5,183,473

LONG-TERM LIABILITIES
Notes payable, less current maturities	128,736			128,736
Notes payable to shareholders, less current maturities	5,000			5,000
Capital lease obligations, less current maturities	649,677			649,677
Total long term liabilities	783,414			783,414

COMMITMENTS AND CONTINGENCIES	-

STOCKHOLDERS' EQUITY:
Series A preferred stock, $0.01 par value ; 80,000 shares authorized; 67,224 shares issued and outstanding at March 31, 2007; 43,096 shares issued and outstanding at December 31, 2006	672	(672)	a
		672	a
Common stock, $.01 par value pre-merger; $.001 par value post merger		30	b
		34	c
		30	d
		75	e
		30	f
		0	g
		17	h
		298	i
		197	j
	1,100		k	15,009
Additional paid-in capital	9,313,001	9,668	b,c,d,e,f	9,322,669
Accumulated deficit	(6,905,148)			(6,918,385)
Total stockholders' equity	2,409,626			2,419,294
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,376,512			$8,386,180

KEYON COMMUNICATIONS AND RELATED ENTITIES

NOTES TO PRO FORMA UNAUDITED CONDENSED COMBINED BALANCE SHEET
Note 1. Merger Transaction
    On August 9, 2007, KeyOn merged into a newly formed subsidiary of Grant, a publicly traded shell company. In connection with the merger 1,800,000 of Grant common shares remain outstanding and all other shares of Grant previously issued and outstanding were cancelled. Also, in connection with the merger, Grant issued 12,019,034 shares of its common stock for all the outstanding common stock of KeyOn. As a result of the transaction, the former owners of KeyOn became the controlling stockholders of Grant and Grant changed its name to KeyOn Communications Holdings, Inc. Accordingly, the merger of KeyOn and Grant (the ‘‘Merger’’) is a reverse merger that has been accounted for as a recapitalization of KeyOn.

Note 2. Pro forma Adjustments
    The pro forma adjustments to the unaudited condensed combined balance sheet give effect to the recapitalization of KeyOn as if the transaction had occurred on March 31, 2007. The balance sheet is derived from the unaudited balance sheet of KeyOn as of March 31, 2007.

Balance Sheet - March 31, 2007

a. To record par value as of March 31, 2007, the conversion of all series A preferred stock (67,224 shares) to common stock.

b. To record as of March 31, 2007, the exercise of 3025 warrants that were granted with the 2003 convertible notes at $1.52 per share.

c. To record as of March 31, 2007, the exercise of 3358 warrants that were granted with the 2003 Snyder bridge loan at $1.52 per share.

d. To record as of March 31, 2007, the exercise of 3046 warrants that were granted with the 2004 Tavano investment at $.02 per share.

e. To record as of March 31, 2007, the exercise of 7458 warrants that that were granted with the $3M term loan guaranty at $.01 per share.

f. To record par value as of March 31,2007, 3019 shares of common stock as payment for the 2006 series A dividend declared.

g. To record par value as of March 31, 2007, the exercise 27 employee options into common stock.

h. Issuance of 1655 shares in exchange for 2007 professional services rendered directly related to the merger.

i. Assignment of 29,780 shares to Grant in relation to the merger.

j. To record the issuance of 19,695 shares of restricted shares of common stock.

k. Calculation to convert shares rate of 1 to 60.44288.

There are 13,819,034 shares of common stock issued and outstanding post merger consisting of 11,919,034 shares issued to the former owners of KeyOn, 1,800,000 shares issued to the owners of Grant, and 100,000 shares issued for professional services in connection with the merger.